Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply, Inc. Reports Record Sales and Operating Income for Fiscal 2004

PEABODY, MA—(BUSINESS WIRE)—December 17, 2004—Beacon Roofing Supply, Inc. (Nasdaq: BECN) announced today record performance for the fiscal year ended September 25, 2004.

2004 Annual Results

Sales increased 16.7% to a record $652.9 million in fiscal year 2004 from $559.5 million in fiscal year 2003, reflecting strong internal growth across all three major product groups: residential roofing, non-residential roofing and complementary building products. Gross profit increased 17.6% to $165.7 million in 2004 compared with $140.9 million in 2003, with gross profit margin increasing to 25.4% from 25.2% in 2003. Selling, general and administrative (SG&A) expenses increased $11.2 million or 10.2% in 2004 compared to 2003. The increase was primarily due to higher transportation costs and payroll associated with the sales volume increase. The Company continues to closely manage its SG&A expenses.

Operating income increased 10.8% to $34.7 million in 2004 from $31.3 million in 2003 despite a charge of $10.3 million for stock-based compensation in 2004 primarily related to the lapse of certain restrictions on employee stock and stock options at the time of the Company’s initial public offering (IPO).

The Company incurred a net loss of ($15.4) million in 2004 compared to net income of $7.1 million in 2003 due principally to the $10.3 million charge for stock-based compensation and a $25.0 million charge for the change in the value of the Company’s warrant derivative liabilities. The derivatives were recorded at their redemption value at September 25, 2004 and paid in full on September 28, 2004 upon the receipt of the IPO proceeds. In 2004, the Company also incurred a $3.3 million loss on early extinguishment of debt associated with a debt refinancing. Interest expense declined 17.3% or $2.4 million in 2004 from 2003, primarily from the refinancing of high-interest debt.

Reported loss per share was ($0.86) in 2004 compared to $0.39 diluted net income per share in 2003. Pro forma diluted net income per share was $0.84, assuming the IPO had occurred before the start of fiscal year 2004 (see attached pro forma statements and associated notes).

Cash flow from operations was $23.1 million during 2004 as compared to $21.9 million during 2003. The Company used a portion of its cash from operations to increase inventories by $13.2 million, partially in anticipation of price increases. The Company’s IPO was completed on September 22, 2004 and the proceeds were received on September 28, 2004, a few days after the Company’s fiscal 2004 year-end. The receivable for the IPO proceeds is included in stockholders’ equity at September 25, 2004.

Fourth Quarter Results

Sales increased 9.7% to a record $180.2 million in the fourth quarter of fiscal year 2004 from $164.3 million in the fourth quarter of fiscal year 2003, reflecting strong internal growth primarily in non-residential roofing materials. Gross profit increased 9.8% to $45.0 million from $40.9 million a year ago, with gross profit margin staying steady at 24.9%. SG&A expenses increased $3.1 million or 10.6% compared to 2003 due primarily to higher transportation costs and payroll associated with the sales volume increase.

Operating income declined 70.2% to $3.6 million in the fourth quarter of 2004 compared to $12.1 million a year ago due primarily to a charge of $9.4 million for stock-based compensation as discussed above.

The Company’s net loss was ($5.5) million in the fourth quarter of 2004 compared to net income of $4.1 million in the fourth quarter of 2003. The loss was due principally to the $9.4 million charge for stock-based compensation and a $4.7 million charge associated with the change in the value of the Company’s warrant derivative liabilities discussed above. Interest expense, however declined 34.0% or $1.2 million primarily from lower-average interest rates on our debt. Reported net loss per share was $(0.30) compared to diluted net income per share of $0.22 in 2003.

Robert Buck, the Company’s President & Chief Executive Officer stated, “2004’s record sales and operating income reflect several consistent themes that were achieved throughout the year — strong sales growth across all product lines, higher gross margins and containment of operating costs. These achievements took place while we were also preparing for, and then succeeding with, our September IPO, which has provided us with a stronger balance sheet and increased liquidity to aggressively pursue growth opportunities such as the JGA acquisition announced yesterday. We are very excited about the future.”

Beacon Roofing Supply will be holding its investor conference call today, December 17, 2004, at 11:00 a.m. Eastern Time. Internet users can listen to a live webcast of the conference call on the Investors section of the Company’s website at http://www.beaconroofingsupply.com. For those unable to connect to the Internet, the dial-in-number is 800-901-5241 (Participant Passcode 44839939). Please call five to ten minutes prior to the scheduled start-time, as the number of telephone connections is limited.

About Beacon Roofing Supply Inc.

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products in key metropolitan markets in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States and in Eastern Canada.

For more information:  Dave Grace, CFO, 978-535-7668

SOURCE:  Beacon Roofing Supply, Inc.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of the Company’s S-1 Registration Statement. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

BEACON ROOFING SUPPLY INC

Condensed Consolidated Statements of Operations

	Fourth Quarter Ended		Fiscal Year Ended
(Dollars in thousands, except per share data)	September 27, 2003	September 25, 2004	September 27, 2003	September 25, 2004

Net sales	$164,271	$180,195	$559,540	$652,909
Cost of products sold	123,350	135,245	418,662	487,200
Gross profit	40,921	44,950	140,878	165,709

Operating expenses:
Selling, general and administrative expenses	28,847	31,912	109,586	120,738
Stock-based compensation	—	9,440	—	10,299
Total operating expenses	28,847	41,352	109,586	131,037

Income from operations	12,074	3,598	31,292	34,672

Other expense
Interest expense	2,991	1,687	11,345	8,667
Interest expense-related party	671	729	2,707	2,954
Change in value of warrant derivatives	704	4,690	2,614	24,992
Loss on early retirement of debt	—	—	—	3,285
Total other expenses	4,366	7,106	16,666	39,898

Income (loss) before income taxes	7,708	(3,508)	14,626	(5,226)
Income taxes	3,666	1,951	7,521	10,129

Net income (loss)	$4,042	$(5,459)	$7,105	$(15,355)

Net income (loss) per share:
Basic	$0.23	$(0.30)	$0.40	$(0.86)
Diluted	$0.22	$(0.30)	$0.39	$(0.86)

Weighted average shares used in computing net income (loss) per share:
Basic	17,824,490	18,152,231	17,841,976	17,905,203
Diluted	18,161,093	18,152,231	18,230,455	17,905,203

BEACON ROOFING SUPPLY INC

Condensed Consolidated Balance Sheets

(Dollars in thousands)	September 27, 2003	September 25, 2004

Assets
Current assets:
Cash	$64	$—
Accounts receivable, net	86,964	93,824
Inventories	55,077	68,573
Prepaid expenses and other assets	9,834	14,974
Deferred income taxes	2,317	3,223
Total current assets	154,256	180,594

Property and equipment, net	24,955	25,101
Goodwill, net	93,564	94,162
Other assets	2,933	1,641

Total assets	$275,708	$301,498

Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$—	$3,694
Borrowings under revolving lines of credit	59,831	44,592
Accounts payable	56,151	74,043
Accrued expenses	25,133	21,524
Warrant derivative liabilities	3,683	34,335
Current portion of long-term obligations	9,200	6,152
Total current liabilities	153,998	184,340

Senior notes payable and other obligations, net of current	149	22,660
Junior subordinated notes payable	35,171	17,071
Subordinated notes payable to related parties	27,087	29,442
Deferred income taxes	8,797	8,764
Long-term obligations under capital leases, net of current	497	976
Warrant derivative liabilities	8,243	—

Stockholders’ equity:
Common stock	180	266
Additional paid-in capital	26,033	140,067
Deferred compensation	—	(690)
Treasury stock	(515)	(515)
Retained earnings (accumulated deficit)	14,488	(867)
Common stock subscription receivable	—	(102,765)
Accumulated other comprehensive income	1,580	2,749
Total stockholders’ equity	41,766	38,245

Total liabilities and stockholders’ equity	$275,708	$301,498

BEACON ROOFING SUPPLY INC

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
(In thousands)	September 27, 2003	September 25, 2004

Operating activities:
Net income (loss)	$7,105	$(15,355)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,047	6,922
Deferred interest	4,825	4,445
Stock-based compensation	—	10,299
Change in value of warrant derivatives	2,614	24,992
Loss on early retirement of debt	—	3,285
Unrealized gain (loss) on interest rate collar	(619)	(182)
Deferred income taxes	2,596	(940)
Changes in assets and liabilities:
Accounts receivable	(7,201)	(6,034)
Inventories	(5,265)	(13,166)
Prepaid expenses and other assets	(801)	(4,815)
Accounts payable and accrued expenses	12,577	13,635
Net cash provided by operating activities	21,878	23,086

Investing activities:
Purchases of property and equipment	(4,978)	(5,127)
Net proceeds from sale of property and equipment	314	—
Acquisition of businesses, net of cash acquired	—	—
Net cash used in investing activities	(4,664)	(5,127)

Financing activities:
Borrowings (repayments) under revolver	(7,219)	43,040
Borrowings (repayments) under senior notes & other	(9,873)	26,934
Early extinguishment of debt	—	(66,556)
Repayment of junior subordinated notes	—	(21,500)
Repayments on subordinated notes to related parties	(43)	(47)
Proceeds from sale of common stock	—	250
Repurchase of treasury stock	(115)	—
Initial public offering costs	—	(2,468)
Deferred financing costs	—	(1,525)
Net cash used in financing activities	(17,250)	(21,872)

Effect of exchange rate changes on cash	31	155

Net decrease in cash	(5)	(3,758)
Cash at beginning of period	69	64

Cash (overdraft) at end of period	$64	$(3,694)

Non-cash financing and investing activities:
Capital lease transactions	$690	$982
Common stock subscription receivable	$—	$(102,765)

Beacon Roofing Supply, Inc.

Unaudited pro forma consolidated financial data

The following unaudited pro forma consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements. We are providing the following unaudited pro forma consolidated financial information because the financial impact of our initial public offering and associated recapitalization was material.

The unaudited pro forma consolidated balance sheet assumes that each of the following events occurred on September 25, 2004, while the unaudited pro forma consolidated statement of operations for the year ended September 25, 2004 (2004) assumes that each of the following events occurred prior to the start of 2004:

•                  the receipt of the proceeds of our initial public offering of common stock;

•                  the repayment of certain of our existing debt;

•                  the redemption of all of our outstanding warrants; and

•                  certain additional expenses related to public reporting.

In the first quarter of fiscal year 2005, we expect to incur a loss on early extinguishment of debt of $915, which is not reflected as a pro forma adjustment to the unaudited consolidated statement of operations for the year ended September 25, 2004. However, it is reflected as an adjustment to retained earnings, net of taxes, in the unaudited pro forma consolidated balance sheet at September 25, 2004, since it represents a loss that is directly attributable to the offering and recapitalization.

The unaudited pro forma consolidated financial information is for informational purposes only and is not necessarily indicative of either the financial position or the results of operations that would have been achieved had the offering and recapitalization for which we are giving pro forma effect actually occurred on the dates or for the periods described in the accompanying notes, nor is such unaudited pro forma consolidated financial information necessarily indicative of the results to be expected for the full year or any future period.

The pro forma adjustments are based on estimates and currently available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma consolidated statement of operations and balance sheet provide a detailed discussion of how such adjustments were derived and are presented in the unaudited pro forma consolidated financial information.

Unaudited pro forma consolidated balance sheet

as of September 25, 2004

(dollars in thousands, except per share data)	September 25, 2004	Adjustment reference	Pro Forma Adjustments to Reflect the Transaction	Pro Forma September 25, 2004

Assets
Current assets:
Cash	$—			$—
Accounts receivable, less allowance of $2,958 for doubtful accounts	93,824			93,824
Inventories	68,573			68,573
Prepaid expenses and other assets	14,974			14,974
Deferred income taxes	3,223			3,223
Total current assets	180,594			180,594

Property and equipment, net	25,101			25,101

Goodwill, net	94,162			94,162
Other assets	1,641			1,641

Total assets	$301,498			$301,498

Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$3,694			$3,694
Borrowings under revolving lines of credit	44,592	(b)(4)	$(21,002)	23,590
Accounts payable	74,043			74,043
Accrued expenses	21,524	(l)	(393)	21,131
Warrant derivative liabilities	34,335	(c)	(34,335)	—
Current portions of long-term debt and capital lease obligations	6,152			6,152
Total current liabilities	184,340		(55,730)	128,610

Senior notes payable, net of current portion	22,660			22,660
Junior subordinated notes payable	17,071	(b)(2)	(17,071)	—
Subordinated notes payable to related parties	29,442	(b)(1),(b)(3)	(29,442)	—
Deferred income taxes	8,764			8,764
Long-term obligations under capital leases, net of current portions	976			976
Warrant derivative liabilities	—			—

Stockholders’ equity:
Common Stock (voting); $.01 par value; 100,000,000 shares authorized; 26,591,988 issued	266			266
Undesignated preferred stock; 5,000,000 shares authorized, none issued or outstanding	—			—
Additional paid-in capital	140,067			140,067
Deferred compensation	(690)			(690)
Treasury stock (232,861 share of common stock), at cost	(515)			(515)
Retained deficit	(867)	(l)	(522)	(1,389)
Stock subscription receivable	(102,765)	(a)	102,765	—
Accumulated other comprehensive income	2,749			2,749
Total stockholders’ equity	38,245		102,243	140,488

Total liabilities and stockholders’ equity	$301,498		$—	$301,498

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Unaudited pro forma

consolidated statement of operations

for the year ended September 25, 2004

(dollars in thousands, except per share data)	September 25, 2004	Adjustment reference	Pro Forma Adjustments to Reflect the Transaction	Pro Forma September 25, 2004

Net sales	$652,909		$—	$652,909
Cost of products sold	487,200		—	487,200
Gross profit	165,709		—	165,709

Operating expenses:
Selling, general and administrative expenses	120,738	(f)	1,350	122,088
Stock-based compensation	10,299	(k)	(9,023)	1,276
	131,037		(7,673)	123,364

Income from operations	34,672		7,673	42,345

Other expense:
Interest expense	8,667	(d)(e)	(6,190)	2,477
Interest expense, related party	2,954	(e)	(2,954)
Change in value of warrant derivatives	24,992	(h)	(24,992)	—
Loss on early retirement of debt	3,285	(j)	(3,285)	—
	39,898		(37,421)	2,477

Income (loss) before income taxes	(5,226)		45,094	39,868
Income taxes	10,129	(g)	7,214	17,343

Net income (loss)	$(15,355)		$37,880	$22,525

Net income (loss) per share:
Basic	$(0.86)	(i)		$0.86
Diluted	$(0.86)	(i)		$0.84

Weighted average shares used in computing net income (loss) per share:
Basic	17,905,203	(i)		26,335,148
Diluted	17,905,203	(i)		26,961,652

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements

Notes to unaudited pro forma

consolidated financial data

(dollars in thousands, except per share data)

1.                                      Basis of presentation

The unaudited pro forma condensed consolidated balance sheet at September 25, 2004 presents our consolidated financial position assuming the offering of common stock, the repayment of certain of our existing debt with proceeds from the offering, the redemption of all of our outstanding warrants, and the incurrence of certain losses that are directly attributable to our initial public offering had been settled on that date rather than on September 28, 2004. Our unaudited pro forma condensed consolidated statement of operations for the year ended September 25, 2004 presents our consolidated results of operations assuming that our initial public offering and the recapitalization had been completed on September 27, 2003. In our opinion, these statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of our initial public offering and the recapitalization on our historical financial information. The pro forma adjustments set forth in the unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statement of operations are described more fully in Note 2, “Pro forma assumptions and adjustments” below.

Our unaudited pro forma consolidated financial information has been presented for informational purposes only and does not necessarily reflect our results of operations or financial position had we operated with the offering and the recapitalization for the periods presented and should not be relied upon as being indicative of our future results after the offering and the recapitalization.

2.                                      Pro forma assumptions and adjustments

(a)                               Entry to recognize receipt of the net proceeds of $102,765 from the initial public offering, which represents the gross proceeds of $110,500 less $7,735 for the underwriting discounts. Additional transaction costs of $2,468 were prepaid.

(b)                               Entries have been made to the consolidated balance sheet to adjust for the repayment of the following indebtedness:

(1)                               all of our outstanding 12% subordinated notes payable to related parties of $22,442 as of September 25, 2004, including accrued interest thereon;

(2)                               all of our 18% junior subordinated notes payable of $17,986 (including the $915 debt discount) as of September 25, 2004, including accrued interest thereon;

(3)                               all of our 8% subordinated promissory notes payable to related parties of $7,000 as of September 25, 2004; and

(4)                               a portion of our borrowings under revolving lines of credit of approximately $21,002.

(c)                                An entry has been made to the unaudited pro forma consolidated balance sheet to adjust for the redemption of all of our outstanding warrants, net of a reimbursement to us of $2,584 of costs related to the proceeds raised to settle such warrant liabilities.

(d)                               An entry has been made to the unaudited pro forma consolidated statement of operations for the year ended September 25, 2004 to adjust for the accretion of warrant discount of $388, in connection with repayment of the junior subordinated notes payable.

(e)                                An entry has been made to the unaudited pro forma consolidated statement of operations for the year ended September 25, 2004 to adjust for elimination of interest expense of $8,756 on the repaid indebtedness referenced in notes (b)(1)-(4) above.

(f)                                   An entry has been made to the statement of operations for the year ended September 25, 2004 to increase certain administrative costs related to public reporting of $1,350.

(g)                               An entry has been made to the unaudited pro forma consolidated statement of operations for the year ended September 25, 2004 to adjust the tax provision for the pro forma adjustments.

(h)                               An entry has been made to the statement of operations for the years ended September 25, 2004 to eliminate the change in value of warrant derivative charge of $24,992.

(i)                                  Pro forma diluted earnings per share is calculated using the weighted average number of common shares assumed outstanding plus the effect of outstanding options using the treasury stock method.

(j)                                   An entry has been made to the unaudited pro forma consolidated statement of operations for the year ended September 25, 2004 to eliminate the charge for the early extinguishment of debt of $3,285 during the period since the pro forma consolidated statement of operations assumes the associated debt is repaid as a direct result of the offering and recapitalization and is already included in retained earnings.

(k)                               An entry has been made to the unaudited pro forma consolidated statement of operations for the year ended  September 25, 2004 to eliminate the charge for the performance based awards to employees due to the termination of repurchase rights under certain securities agreements of $9,023 during the period.

(l)                                  An entry has been made to the unaudited pro forma consolidated balance sheet to retained earnings to adjust for the early extinguishment of debt for $522. As a result of repaying the junior subordinated notes payable upon the settlement of the IPO, a charge of $915 ($522 net of taxes of $393) is expected to be incurred from the early extinguishment of debt in the first quarter of fiscal year 2005.